Exhibit 99.1

Contact:
Michael G. McAuley
Senior Vice President, Chief Financial Officer and Treasurer
(412) 429-2472 mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

November 7, 2019

Ampco-Pittsburgh Corporation Announces Third Quarter 2019 Results

Carnegie, PA, November 7, 2019 – Ampco-Pittsburgh Corporation (NYSE: AP) reports sales from continuing operations for the three and nine months ended September 30, 2019, of $90.9 million and $300.9 million, respectively, compared to $98.8 million and $323.6 million for the three and nine months ended September 30, 2018, respectively. The decline is principally attributable to lower sales of forged engineered products to the oil and gas industry.

Loss from continuing operations was $1.3 million and $14.0 million for the three and nine months ended September 30, 2019, respectively, compared to $2.8 million and $4.8 million for the comparable prior year periods. Loss from continuing operations for the current year-to-date period includes a first quarter impairment loss (“Impairment Charge”) of $10.1 million associated with the then anticipated divestiture of the Corporation’s Avonmore, PA cast roll manufacturing facility (“Avonmore”), higher professional fees associated with the Corporation’s overall restructuring plan and employee severance due to reductions in force (“Restructuring-Related Costs”) of $1.7 million, and expense of $1.4 million associated with a British cast roll customer who filed for bankruptcy during the second quarter (“Bad Debt Expense”).

Excluding the Impairment Charge, the Restructuring-Related Costs, the Bad Debt Expense, and estimated temporary excess costs of Avonmore (“Excess Costs of Avonmore”), adjusted (loss) income from continuing operations (non-GAAP measure) was a loss of approximately $0.1 million for the three months ended September 30, 2019, and income of approximately $3.7 million for the nine-month period then ended. This reflects an improvement of $0.6 million and $2.5 million, respectively, when compared to the same periods of the prior year, calculated on the same basis. The improvement is principally attributable to higher pricing for mill rolls, manufacturing efficiencies for the domestic forged operations and lower overhead costs, partially offset by lower sales of forged engineered products to the oil and gas industry. A reconciliation of GAAP results to this non-GAAP measure is provided below under “Non-GAAP Financial Measures Reconciliation Schedule.”

Other income for the nine months ended September 30, 2019, declined compared to the prior year. While the current year includes a higher dividend received from one of our Chinese joint ventures of approximately $1.0 million, the prior year benefited from a contractual settlement with a third party of $2.4 million.

Net loss from continuing operations for the three and nine months ended September 30, 2019, was $1.2 million or $0.10 per common share, and $14.0 million or $1.11 per common share, respectively, including the negative impact of the Impairment Charge, the Restructuring-Related Costs and the Bad Debt Expense of approximately $0.04 and $1.04 per common share, respectively. By comparison, net loss from continuing operations for the three and nine months ended September 30, 2018, was $3.0 million or $0.24 per common share, and $2.5 million or $0.20 per common share, respectively.

Segment Results

Sales for the Forged and Cast Engineered Products segment for the three and nine months ended September 30, 2019, declined 10% and 9%, respectively, compared to the prior year periods principally due to lower sales of forged engineered products to the oil and gas industry. Operating results for the three months ended September 30, 2019, improved from a year ago due to lower losses at Avonmore as operations were curtailed in anticipation of its sale, which was completed on September 30, 2019. Operating results for the nine months ended September 30, 2019, decreased by $9.3 million when compared to the same period of the prior year and include the Impairment Charge, certain restructuring-related costs and the Bad Debt Expense. Additionally, while the current year periods have been adversely impacted by the lower sales of forged engineered products, operating results benefited from better pricing for mill rolls, manufacturing efficiencies in the domestic forged operations and lower overhead costs.

Sales for the Air and Liquid Processing segment for the three and nine months ended September 30, 2019, were relatively comparable to prior year levels. Operating income decreased approximately 23% and 18% for the three and nine months ended September 30, 2019, compared to prior year levels due principally to a shift in product mix.

Discontinued Operations

Loss from discontinued operations, net of tax, for the three and nine months ended September 30, 2019, was $3.4 million or $0.27 per common share, and $9.0 million or $0.72 per common share, respectively. This compares to a net-of-tax loss of $3.4 million or $0.28 per common share, and $5.2 million or $0.42 per common share, respectively, for the three and nine months ended September 30, 2018. The losses reflect the operations of the Corporation’s former Canadian subsidiary, ASW Steel Inc. (“ASW”), which was sold on September 30, 2019.

CEO Commentary

Commenting on the quarter’s results, Brett McBrayer, Ampco-Pittsburgh’s Chief Executive Officer, said, “The highlight of the quarter was closing the divestitures of both our Avonmore, PA cast roll facility and of ASW, our former Canadian specialty steel business. These important actions remove what have been significant financial headwinds for us. The company’s underlying performance improved year-over-year in a seasonally weaker quarter, which included the impact of scheduled, proactive plant shutdowns in the U.S. and Europe to maintain asset reliability. We continue to benefit from our operational improvement initiatives, as evidenced by the improved adjusted results compared to prior year, despite a significant sales downturn in our frac block business. During the quarter, we also initiated the next phase of operational efficiency improvements at our European cast roll plants.”

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Thursday, November 7, 2019, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the third quarter ended September 30, 2019. The Corporation encourages participants to pre-register at any time, including up to and after the call start time via this link: http://dpregister.com/10136020. Those without internet access or unable to pre-register should dial in at least five minutes before the start time using:

•	Participant Dial-in (Toll Free): 1-844-308-3408

•	Participant International Dial-in: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on the Corporation’s website under the Investors menu at www.ampcopgh.com.

Non-GAAP Financial Measures

The Corporation presents non-GAAP adjusted (loss) income from continuing operations as a supplemental financial measure to GAAP financial measures regarding the Corporation’s operational performance. This non-GAAP financial measure excludes the Impairment Charge, the Restructuring-Related Costs, the Excess Costs of Avonmore, and the Bad Debt Expense, which the Corporation believes are not indicative of its core operating results. A reconciliation of this non-GAAP financial measure to loss from continuing operations, the most directly comparable GAAP financial measure, is provided below under “Non-GAAP Financial Measures Reconciliation Schedule.”

The Corporation has presented non-GAAP adjusted (loss) income from continuing operations because it is a key measure used by the Corporation’s management and Board of Directors to understand and evaluate the Corporation’s operating performance and to develop operational goals for managing the business. Management believes this non-GAAP financial measure provides useful information to investors and others in understanding and evaluating the operating results of the Corporation, enhancing the overall understanding of the Corporation’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by management in its financial and operational decision-making. Non-GAAP adjusted (loss) income from continuing operations should be used only as a supplement to GAAP information, in conjunction with the Corporation’s consolidated financial statements prepared in accordance with GAAP, and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are limitations related to the use of non-GAAP adjusted (loss) income from continuing operations rather than GAAP loss from continuing operations. Among other things, the Excess Costs of Avonmore, which is excluded from the adjusted non-GAAP financial measure, necessarily reflects judgments made by management in allocating manufacturing and operating costs between Avonmore and the Corporation’s other operations and in anticipating how the Corporation will conduct business following the sale of Avonmore, which was completed on September 30, 2019.

Forward-Looking Statements

Information presented under the heading “CEO Commentary” above contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from the Corporation’s expectations based on a number of risks and uncertainties, including but not limited to the following: cyclical demand for products and economic downturns may reduce demand for the Corporation’s products; excess global capacity in the steel industry could lower prices for the Corporation’s products; economic or other factors may reduce the level of the Corporation’s export sales; the Corporation’s profitability could be reduced by increases in commodity prices or shortages of key production materials; a work stoppage or similar industrial action could disrupt the Corporation’s operations; and restructuring activities of the Corporation may generate greater expenses or losses than currently anticipated. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. The Corporation cannot guarantee any future results, levels of activity, performance or achievements. Except as required by applicable law, the Corporation assumes no obligation, and disclaims any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2019	2018	2019	2018

Sales	$90,872	$98,824	$300,885	$323,610

Cost of products sold (excl. depreciation and amortization)	75,475	82,007	250,232	268,500
Selling and administrative	12,365	13,999	40,179	43,128
Depreciation and amortization	4,502	5,361	14,411	16,409
Impairment charge	0	0	10,082	0
(Gain) loss on disposal of assets	(130)	304	(67)	386

Total operating expenses	92,212	101,671	314,837	328,423

Loss from continuing operations	(1,340)	(2,847)	(13,952)	(4,813)
Other income – net	546	634	1,673	3,150

Loss from continuing operations before income taxes	(794)	(2,213)	(12,279)	(1,663)
Income tax provision	(429)	(800)	(1,716)	(883)

Net loss from continuing operations	(1,223)	(3,013)	(13,995)	(2,546)
Loss from discontinued operations, net of tax	(3,398)	(3,443)	(9,031)	(5,221)

Net loss	(4,621)	(6,456)	(23,026)	(7,767)

Net income attributable to noncontrolling interest	434	583	1,035	1,325

Net loss attributable to Ampco-Pittsburgh	$(5,055)	$(7,039)	$(24,061)	$(9,092)

Net loss from continuing operations per common share:
Basic	$(0.10)	$(0.24)	$(1.11)	$(0.20)

Diluted	$(0.10)	$(0.24)	$(1.11)	$(0.20)

Loss from discontinued operations, net of tax, per common share:
Basic	$(0.27)	$(0.28)	$(0.72)	$(0.42)

Diluted	$(0.27)	$(0.28)	$(0.72)	$(0.42)

Net loss per common share attributable to Ampco-Pittsburgh:
Basic	$(0.40)	$(0.56)	$(1.91)	$(0.73)

Diluted	$(0.40)	$(0.56)	$(1.91)	$(0.73)

Weighted-average number of common shares outstanding:
Basic	12,640	12,494	12,572	12,432

Diluted	12,640	12,494	12,572	12,432

AMPCO-PITTSBURGH CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION SCHEDULE

(in thousands)

As described under “Non-GAAP Financial Measures” above, the Corporation presents non-GAAP adjusted (loss) income from continuing operations as a supplemental financial measure to GAAP financial measures. The following is a reconciliation of loss from continuing operations, the most directly comparable GAAP financial measure, to this non-GAAP financial measure for the three and nine months ended September 30, 2019, and 2018:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2019	2018	2019	2018

Loss from continuing operations, as reported (GAAP)	$(1,340)	$(2,847)	$(13,952)	$(4,813)
Impairment Charge (1)	0	0	10,082	0
Restructuring-Related Costs (2)	561	379	1,653	379
Excess Costs of Avonmore(3)	685	1,750	4,572	5,660
Bad Debt Expense (4)	0	0	1,366	0

(Loss) income from continuing operations, as adjusted (Non-GAAP)	$(94)	$(718)	$3,721	$1,226

(1)

Represents an impairment charge recognized in the first quarter of 2019, to record certain assets of Avonmore to their estimated net realizable value in anticipation of their sale, which was completed in September 2019.

(2)	Represents professional fees associated with the Corporation’s overall restructuring plan and employee severance costs due to reductions in force.
(3)

Represents estimated net operating costs not expected to continue after the sale of Avonmore, which was completed in September 2019. The estimated temporary excess costs include judgments made by management in allocating manufacturing and operating costs between Avonmore and the Corporation’s other operations and in anticipating how it will conduct business following the sale of Avonmore.

(4)	Represents bad debt expense for a British cast roll customer who filed for bankruptcy.